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                        Consent of Independent Auditors



The Board of Directors
Genesis Health Ventures, Inc.:


We consent to the use of our report included herein and to the reference to our firm under the headings "Experts" and "Selected Historical Financial Data" in the Registration Statement on Form S-4.

We also consent to the incorporation by reference in the Registration Statement on Form S-4 of our report dated December 15, 1998 on the consolidated financial statement schedule for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-K of Genesis Health Ventures, Inc.


                                                             KPMG LLP



Philadelphia, Pennsylvania
March 15, 1999